Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 2015, in the Registration Statement (Form S-4) and related Prospectus of Hewlett Packard Enterprise Company for the registration of $14.6 billion in Notes.

/s/ Ernst & Young LLP
San Jose, California
November 10, 2016